Exhibit 10.19

October 27, 2003

Mr. Larry F. Williams

Chief Executive Officer

ITC^DeltaCom, Inc.

1791 O. G. Skinner Drive

West Point, GA 31833

Dear Larry:

This letter is submitted pursuant to the discussion that took place during the meeting of the Compensation Committee (the “Committee”) of the Board of Directors on Tuesday, August 12, 2003.

The consensus of the Committee, as you know, was that the oral agreement (the “Agreement”) made between you and the company on or about July 24, 2001, pertaining to your use of the company’s co-owned aircraft, at the time you were offered and accepted your current position with the company, should be documented in writing.

It was and remains the belief of the Committee that your use of the aircraft contributes to your security and safety and thereby benefits the Company. Confirming prior practice based on this belief and based on the Committee’s knowledge of the Agreement, the Committee hereby confirms that, consistent with past practice, you, and accompanying family members, are entitled to the weekly use of the aircraft for your transportation between Lagrange, Georgia and your home in Florida or, alternatively, to the home of a family member. The Committee further confirms that such transportation will be provided at company expense and that your compensation will be adjusted to the extent necessary to avoid any adverse tax consequence to you.

Please sign this letter below to acknowledge that this arrangement represents the Agreement made with you on or about July 24, 2001.

ITC^DeltaCom, Inc. Compensation Committee		Acknowledged:

By:	/s/ Donald W. Burton	/s/ Larry F. Williams

	Don Burton, Chairman	Larry F. Williams